UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 3
INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES
1. Name and Address of Reporting Person
   Eisman, Wallace P.
   P.O. Box 696000
   San Antonio, Texas  78269-6000
2. Date of Event Requiring Statement (Month/Day/Year)
   December 3, 1996
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Issuer Name and Ticker or Trading Symbol
   Ultramar Diamond Shamrock Corporation
   (UDS)
5. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   Senior Vice President-Refining Southwest
6. If Amendment, Date of Original (Month/Day/Year)

7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

___________________________________________________________________________________________________________________________________
 Table I -- Non-Derivative Securities Beneficially Owned                                                                           |
___________________________________________________________________________________________________________________________________|
1. Title of Security                       |2. Amount of          |3. Ownership    |4. Nature of Indirect                          |
                                           |   Securities         |   Form:        |   Beneficial Ownership                        |
                                           |   Beneficially       |   Direct(D) or |                                               |
                                           |   Owned              |   Indirect(I)  |                                               |
___________________________________________________________________________________________________________________________________|
Common Stock                               |3,770(b)              |D               |                                               |
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Common Stock                               |2,991(d)              |I               |(d)                                            |
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
___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securitites Beneficially Owned                                                                             |
___________________________________________________________________________________________________________________________________|
1.Title of Derivative   |2.Date Exer-       |3.Title and Amount     |         |4. Conver-|5. Owner-    |6. Nature of Indirect      |
  Security              |  cisable and      |  of Underlying        |         |sion or   |ship         |   Beneficial Ownership    |
                        |  Expiration       |  Securities           |         |exercise  |Form of      |                           |
                        |  Date(Month/      |-----------------------|---------|price of  |Deriv-       |                           |
                        |  Day/Year)        |                       |Amount   |deri-     |ative        |                           |
                        | Date    | Expira- |                       |or       |vative    |Security:    |                           |
                        | Exer-   | tion    |         Title         |Number of|Security  |Direct(D) or |                           |
                        | cisable | Date    |                       |Shares   |          |Indirect(I)  |                           |
___________________________________________________________________________________________________________________________________|
Employee Stock Option (r|05/06/94 |05/06/01 |Common Stock           |581      |$20.40    |D            |                           |
ight to buy)(g)         |         |         |                       |         |          |             |                           |
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Employee Stock Option (r|(aa)     |05/04/02 |Common Stock           |1,163    |$17.19    |D            |                           |
ight to buy)(g)         |         |         |                       |         |          |             |                           |
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Employee Stock Option (r|(bb)     |02/01/03 |Common Stock           |2,267    |$19.49    |D            |                           |
ight to buy)(g)         |         |         |                       |         |          |             |                           |
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Employee Stock Option (r|(cc)     |01/31/04 |Common Stock           |1,530    |$27.21    |D            |                           |
ight to buy)(g)         |         |         |                       |         |          |             |                           |
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Employee Stock Option (r|(dd)     |02/06/05 |Common Stock           |1,530    |$23.53    |D            |                           |
ight to buy)(g)         |         |         |                       |         |          |             |                           |
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Employee Stock Option (r|(ee)     |07/31/05 |Common Stock           |5,406    |$25.37    |D            |                           |
ight to buy)(g)         |         |         |                       |         |          |             |                           |
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Employee Stock Option (r|(ff)     |02/05/06 |Common Stock           |6,936    |$29.17    |D            |                           |
ight to buy)(g)         |         |         |                       |         |          |             |                           |
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Cash Only Securities    |(gg)     |         |Common Stock           |298.125  |          |D            |                           |
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___________________________________________________________________________________________________________________________________|

Explanation of Responses:
(b) 1,059 of such shares were issued pursuant to Long-Term Incentive plans and remain subject to forfeiture as of December 3,
1996.
(d)  Held by Trustee of Diamond Shamrock, Inc. Employee Stock Ownership
Plan.
(g) Employee Stock Option granted under Diamond Shamrock's 1990 Long-Term Incentive Plan.
(aa) Option granted to reporting person under Long-Term Incentive Plans exempt under Rule 16b-3.
(bb) Option granted to reporting person under Long-Term Incentive Plans exempt under Rule 16b-3.
(cc) Option granted to reporting person under Long-Term Incentive Plans exempt under Rule 16b-3. The option becomes exercisable in 40%, 30% and 30% increments on January 31, 1995, January 31, 1996 and January 31,
1997,
respectively.
(dd) Option granted to reporting person under Long-Term Incentive Plans exempt under Rule 16b-3. The option becomes exercisable in 40%, 30% and 30% increments on February 6, 1996, February 6, 1997 and February 6,
1998,
respectively.
(ee) Option granted to reporting person under Long-Term Incentive Plans exempt under Rule 16b-3. The option becomes exercisable in 40%, 30% and 30% increments on July 31, 1996, July 31, 1997 and July 31, 1998,
respectively.
(ff) Option granted to reporting person under Long-Term Incentive Plans exempt under Rule 16b-3. The option becomes exercisable in 40%, 30% and 30% increments on February 5, 1997, February 5, 1998 and February 5,
1999,
respectively.
(gg) Cash only securities denominated in Ultramar Diamond Shamrock Corporation stock held in the Company's
Non-qualified 401(k) Plan for Mr. Eisman's account.
SIGNATURE OF REPORTING PERSON
/s/ Wallace P. Eisman
DATE
December 11, 1996